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                                                                  EXHIBIT 10 oo

         FULL AND COMPLETE RELEASE OF LIABILITY AND SEVERANCE AGREEMENT

            This Full and Complete Release of Liability and Severance Agreement (the "Release Agreement") is made and entered into this 23rd day of November, 2001 by and between Kmart Corporation ("Kmart" or the "Company") and Jeffery N. Boyer ("Boyer"), an individual with an address of 39850 Blue Star Highway, Covert MI 49043.

            1. In exchange for the consideration contained in paragraph 2 below and the other terms and provisions herein, Boyer hereby resigns as an officer of Kmart and any of its affiliates and/or subsidiaries, effective as of November 9, 2001. Further, in exchange for the considerations contained in paragraph 2 below and other terms and provisions herein, Boyer does hereby release and forever discharge Kmart and any related or affiliated companies or divisions and their current or former directors, officers, employees and agents from any and all actions, causes of action, suits, controversies, claims and demands whatsoever for, or by reason of any matter, cause or thing whatsoever, weather known or unknown, including, but not limited to, all claims arising prior to the date hereof under or in connection with the Worker Adjustment and Remaining Notification Act, as amended, the Michigan Elliott-Larsen Civil Rights Act, as amended, the Michigan Whistle Blowers' Protection Act, as amended, the Michigan Persons with Disabilities Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the American with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the employee Retirement Income Security Act of 1974, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Family & Medical Leave Act of 1993, as amended, the common law of the State of Michigan, for tort, breach of express or implied employment contract or other contract, wrongful discharge, intentional infliction of emotional distress and defamation or injuries arising out of this employment. This Release Agreement shall not apply to any claim (I) for benefits that may be due Boyer under any broad-based benefit plan of Kmart that provides benefits after termination of employment,
(ii) for indemnification in accordance with paragraph 2(o), (iii) to assert any affirmative defense in connection with any claim asserted against Boyer, and
(iv) to enforce Boyer's rights under this Release Agreement. Boyer represents that he has not filed any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this Release Agreement. Boyer covenants and agrees that he will not seek recovery against Kmart arising out of any of the matters set forth in this paragraph.

            2. Boyer agrees to accept and Kmart agrees to provide the following consideration:

            a. Continuation of his base salary of Five Hundred Thousand Dollars ($500,000), less applicable withholding and deductions, for a period commencing on the date hereof and ending on December 31, 2003, payable monthly. These payments represent the severance payable to Boyer pursuant to the offer letter between Boyer and the Company dated May 4, 2001 (the "Offer Letter"). These payments will be mailed to Boyer's home address on the 1st day of the month and after expiration of the 7-day revocation period contained in paragraph 12.

            b. Pursuant to COBRA, Boyer has the option to continue his Company group medical and/or dental plan coverage at the COBRA rate provided his enrolled dependents are not covered by any other group medical plan or by the federal Medicare Plan. If continuation of coverage is elected by Boyer, Kmart agrees to provide 18 months of coverage, or until Boyer obtains employment with comparable coverage, whichever is sooner, to Boyer at the regular associate contribution rate to be paid by Boyer on a monthly basis to the Kmart Benefits Service Center. Boyer agrees to advise Kmart immediately upon obtaining other employment.

            c. Lump sum payment in the amount of Two Hundred Thousand Dollars ($200,000) which represents the payment of the 2002 Target bonus guaranteed for the 2002 fiscal year under the Kmart Annual Incentive Compensation Plan if Boyer continued his employment with the Company through January 30, 2002, pursuant of the Offer Letter. This payment shall be made, less applicable withholding and deductions, on January 30, 2002.

            d. Boyer has received the sum of $500,000 pursuant to the terms of the Confidentiality, Non-Complete and Non-Solicitation Agreement (the "Non-Complete Agreement"). Notwithstanding the terms of the Non-Complete Agreement requiring continuation of employment through January 31, 2004, Kmart agrees that the entire $500,000 is deemed to be fully earned and vested and any obligation for repayment of such amount is cancelled.


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            e. Kmart will pay for Boyer to receive the Twelve-Month Key
Executive Outplacement Program provided through Right Management Consulting.

            f. A payment, less applicable withholding and deductions, representing the number of days of his 2001 vacation time that remains unused as of the date of Boyer's termination of employment. This payment will be mailed to Boyer's home address promptly after termination of Boyer's employment.

            g. Boyer shall be reimbursed by Kmart for the cost of an executive physical conducted prior to December 31, 2002 (provided that such reimbursement shall nor exceed $6,000) and the cost of preparation of 2001 federal and state tax returns by his attorney and/or accountant (provided that such reimbursement shall not exceed $5,000). Such reimbursement(s) shall be made promptly following the presentation of a request for reimbursement accompanied by documentary evidence of such services and the amount payable for such services.

            h. Pursuant to the Offer Letter, Boyer is obligated to repay to Kmart the sum of the One Hundred Thousand Dollars (100,000) paid to him upon his employment with Kmart. Kmart hereby agrees that such repayment obligation is rescinded and the entire amount of such payment is deemed to have been fully earned by Boyer.

            i. Kmart has granted 120,000 stock options to Boyer which options vest in full if Boyer's employment with the Company is continued through May 4, 2004 (the "Option"). Kmart agrees that the Options are hereby fully vested and exercisable, the term of such Options shall continue and such Options may be exercised at any time until December 1, 2006.

            j. In the event that Boyer's new employer does not offer or provide Boyer with a relocation package that includes the payment to Boyer of closing costs, real estate commissions, moving expenses and reimbursement of any loss on the sale of his Bloomfield Hills, MI residence (the "Relocation Costs"), or in the event Boyer relocates prior to such time as he obtains new employment, Kmart will fully reimburse such Relocation Costs plus an additional amount such that the net amount retained by Boyer, after deduction of any U.S. federal, state and or local income or payroll tax equals to the Relocation Costs. Kmart will reimburse Boyer for monthly mortgage payments (principal, interest and taxes) during the period in which he is actively marketing such residence for sale, up to a maximum of twelve (12) months.

            k. Pursuant to the Non-Complete Agreement Boyer was granted 128,315 restricted shares of Kmart common stock and the opportunity to earn an additional 300,000 restricted shares of Kmart common stock (collectively the "Restricted Shares"0. Boyer agrees that in consideration of the terms of the Release and Severance Agreement, all of such Restricted Shares shall be cancelled and Boyer waives any rights related thereto.

            l. Boyer acknowledges that pursuant to the Kmart Corporation Annual Incentive Plan and the Kmart Corporation Long-Term Incentive Plan, Boyer has not earned and is not entitled to the payment of any amount of bonus under either of such plans, except as expressly set forth in subparagraph c above. Boyer further agrees that he has not vested in and shall not be entitled to any benefits or payments pursuant to the Kmart Special Supplemental Retirement Plan.

            m. Boyer shall return to Kmart the Range Rover vehicle currently leased to him through the Company and any other property in his possession.

            n. Kmart agrees that it will reimburse Boyer for the costs associated with legal representation incurred by Boyer (I) in connection with Boyer's resignation from Kmart, and (ii) for the purpose of asserting his rights to compensation payable by Sears Roebuck & Co., Inc., provided that such reimbursement amount, in the aggregate, shall not exceed One Hundred Thousand Dollars ($100,000) (excluding amounts previously submitted for reimbursement prior to the date hereof.

            o. Kmart shall continue to indemnify Boyer to the By-Laws and to maintain D&O insurance coverage for Boyer consistent with that maintained on behalf of the Company's continuing officers.

            Notwithstanding anything herein to the contrary, Boyer will not be required to seek other employment or


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otherwise mitigate the value of the payments and benefits contemplated by this
Release Agreement, nor shall any such payments and benefits be reduced by any earnings or benefits that Boyer may receive from other employment (except as expressly contemplated in paragraph 2(b) and (j). If Boyer dies, any payments or benefits then or thereafter due hereunder will be paid to his designated beneficiaries or, if none are designated or nine survive Boyer, his estate.

            3. Boyer agrees that any right to receive payments and/or benefits under paragraph 2 above will cease if during the one-year period following his termination of employment he directly or indirectly becomes an employee, director, advisor, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of the Company. An entity or enterprise whose business is in competition with the business of the Company shall mean an entity or enterprise that operates retail stores selling general merchandise and/or food (which excludes specialty retailers such as Home Depot, Circuit City, Lowes and Best Buys) if at least 10 stores have a area of 50,000 or more square feet and at lest 10 of such stores with 50,000 or more square feet are within 25 miles of one or more Kmart stores. In addition, Boyer agrees that if he violates any of the provisions this paragraph, the Company shall be entitled to an accounting and repayment of all profits or other benefits that Boyer, or any other person or entity on whose behalf he is acting, may realize arising from or related to any such violation. Boyer agrees and acknowledges that the duration, scope and geographic area of the covenant not to complete described in this paragraph are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company, that adequate compensation has been received by Boyer for such obligations and that these obligations do not prevent Boyer from earning a livelihood. If, however, for any reason any court determines under applicable law that the provisions in this paragraph pertaining to duration, scope and geographic area in relation to non-competition are too broad or otherwise unreasonable, that the consideration provided for hereunder is inadequate or that Boyer has been prevented unlawfully from earning a livelihood (together, such provisions being hereinafter referred to as "Restrictions"), such Restrictions shall be interpreted, modified or rewritten, and such court is hereby requested and authorized by the Company and Boyer to revise the Restrictions, to include the maximum Restriction as are valid and enforceable under applicable law.

            4. Boyer agrees that the acts done and evidences hereby, and release granted hereunder, are done and granted to compromise any doubtful and disputed claims and to avoid litigation, and are not a admission of liability on the part of Kmart, by whom any liability is expressly denied.

            5. Boyer acknowledges that his employment with Kmart will terminate as of November 9, 2001. Boyer acknowledges that he has no seniority, recall, reinstatement, or rehire rights with Kmart in any capacity and Boyer agrees that after his employment with Kmart terminates, he will not seek employment with Kmart or any of its affiliated or related companies, or entities at any time in the future. Boyer also acknowledges that, except for base salary and benefits for the reminder of his employment, and the other items of compensation set forth herein, he is not entitled to any compensation from Kmart including any compensation for unpaid salary, bonus, or in connection with any Kmart common stock or stock options or otherwise.

            6. Boyer agrees that he will not use, disclose, provide, or in any way communicate, either directly or indirectly, "confidential information" or "intellectual property" of the Company. "Confidential information" means any and all information regarding the Company's business that has not been made available to the general public by the Company. "Intellectual property" means any and all ideas, inventions, formulas, processes, methods, apparatuses, machines, patents, trademarks, trade names, service marks, copyrightable works, artwork, designs, logos, original works of authorship, musical compositions, computer software programs, databases, trade secrets and the like that a Company associate has made, conceived or developed either alone or jointly with other in the course of employment by, or using resources of, the Company or that are otherwise acquired by the Company.

            7. Boyer agrees that he will not make public nor disclose to anyone except his financial advisor, tax consultant, or attorney (provided they agree to keep confidential), unless compelled by law, the discussions surrounding this Release Agreement as well as the terms of this Release Agreement.

            8. Boyer agrees that he will not engage in any action or make any public or private comments that disparage or criticize the Company or its management or practices or that disrupt or impair its normal operations or harms the reputation of the Company with its customers, suppliers or the public; or interfere with existing contractual relationships with customers, suppliers or Company associates; provided that Boyer may make such


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public comments as are approved in advance by the Company or as may be required by law. Kmart agrees that neither it, nor its officers, will engage in any public or private comments that disparage or criticize Boyer.

            9. Boyer agrees that for the one-year period following his termination of employment, he will not either directly or indirectly, alone or in conjunction with another party, including any employer of Boyer, solicit to leave employment with Kmart, employ, attempt to employ or cause to be employed by any third party, any individual who on the date of Boyer's termination is, or within six months prior thereof was, an employee of Kmart.

            10. Boyer acknowledges that if he were to breach any of the covenants he makes in this Release Agreement, the Company would suffer significant injury, and that the Company would not otherwise make this agreement without his covenants herein. Boyer also acknowledges that although very real and material injury to the Company would occur as a result of any breach by Boyer, it would nevertheless be impossible to accurately quantify in dollars the damages the Company would suffer. Given the importance of these provisions, Boyer agrees that it would be reasonable, in the event the Company in its sole judgement determines that Boyer has breached paragraphs 3, 6, 7, 8 or 9, for Boyer to pay liquidated damages to the Company. Boyer agrees that reasonable liquidated damages would be equal to the remaining payments he would otherwise receive under this Release Agreement and that the Company would have no obligation to make any further payments.

            11. If any provision or paragraph of this Release Agreement is ever determined not enforceable, the remaining provisions and paragraphs shall in full force and effect.

            12. Boyer acknowledges that he has been given 21 days within which to consider this Release Agreement and that he has 7 days following his execution to revoke his signature. If Boyer revokes his consent hereto prior to the expiration of such 7-day period, this Release Agreement shall not be effective, and Kmart shall have no further obligations to Boyer hereunder.

            13. This Release Agreement constitutes the final and entire agreement between Boyer and Kmart regarding the subject matter hereof and there are no oral or written agreements, understandings, or representations that vary from the terms of this Release Agreement and the terms of this Release Agreement can only be amended in writing signed by both Kmart and Boyer.

            14. Boyer agrees to cooperate with the Company following the termination of his employment by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, weather civil, criminal, administrative, or investigative; provided, that nothing contained herein shall be deemed a waiver of Boyer's right to counsel or any testimonial or other privileges related thereto. In addition, Boyer agrees to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representative or counsel to the company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse Boyer for all expenses actually incurred in connection with his provision of testimony or assistance.

            15. Boyer acknowledges that this Release Agreement will be governed by and constructed and enforced in accordance with the internal laws of the State of Michigan, without reference to the conflicts of laws provisions. If a dispute arises concerning any provisions of this Release Agreement it shall be resolved by arbitration in Troy, Michigan in accordance with the rules of the American Arbitration Association. Notwithstanding the foregoing, the Company shall not be required to engage in arbitration and may pursue injunctive or other equitable relief in the event of a breach of the provisions of Sections 3, 6, 8 or 9 of this Agreement.

            16. Unless otherwise noted herein, all payments and benefits to be made hereunder shall be subject to applicable tax deductions and withholdings and any applicable court orders.

            BOYER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AGREEMENT, THAT HE HAS BEEN PROVIDED 21 DAYS TO CONSIDER THIS RELEASE AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE HAS 7 DAYS TO REVOKE HIS SIGNATURE, THAT HE HAS BEEN ADVISED THAT HE SHOULD CONSULT WITH A ATTORNEY BEFORE HE EXECUTES THIS FULL AND COMPLETE RELEASE OF LIABILITY, AND THAT HE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT


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VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES
THEREOF.


                                         /s/ Jeffrey N. Boyer
                                         ---------------------------------------
                                         JEFFREY N. BOYER

Sworn to and subscribed before me this
23RD day of NOVEMBER, 2001.


/s/ Wynetta S. Moser
--------------------------------------
Notary Public

          [NOTARY STAMP]
         WYNETTA S. MOSER
NOTARY PUBLIC, BERRION COUNTY, MI
 MY COMMISSION EXPIRES 03/26/2004

                                     KMART CORPORATION


                                     /s/ David Rots
                                     -------------------------------------------
                                     David Rots, Executive Vice President, Chief
                                     Administrative Officer


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